Exhibit 99.2

Press Release

Contacts:
	Media	Analysts
	Kevin Heine	Andy Clark
	(212) 635-1569	(212) 635-1803
	kevin.heine@bnymellon.com	andy.clark@bnymellon.com

BNY Mellon Increases Quarterly Dividend by 44%;

Plans to Repurchase Up to $1.3 Billion in Common Stock in 2011

NEW YORK, March 22, 2011— BNY Mellon, the global leader in investment management and investment services, today announced a 44 percent increase in its quarterly dividend and plans to repurchase up to $1.3 billion worth of shares through the end of 2011.

The board of directors authorized an increase in the quarterly dividend from the current nine cents per share of BNY Mellon common stock to 13 cents per share, which is payable on May 10, 2011, to holders of record as of the close of business on April 29, 2011.

Additionally, the board of directors approved an increase to the current share repurchase program authorization that brings the total common shares available for repurchase to nearly 47 million shares, which represents approximately four percent of common shares outstanding. This action was done in anticipation of BNY Mellon’s plans to repurchase up to $1.3 billion worth of shares of outstanding common stock in 2011.

“Following last week’s notification by the Fed on our capital plan, the board agreed today that our first capital priority will be to reward our shareholders by increasing the dividend and resuming our share repurchase program. Even with these actions, we expect to exceed the Tier I common Basel III requirement by the end of this year. Our strong balance sheet and significant capital generation should continue to provide us with the flexibility to pursue the opportunities for growth that our business model affords, as well as return capital to our shareholders,” said Robert P. Kelly, chairman and chief executive officer of BNY Mellon.

BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 36 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, offering superior investment management and investment services through a worldwide client-focused team. It has $25.0 trillion in assets under custody and administration and $1.17 trillion in assets under management, services $12.0 trillion in outstanding debt and processes global payments averaging $1.6 trillion per day. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available at www.bnymellon.com.

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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, BNY Mellon’s expectations with respect to the repurchase of shares of outstanding common stock. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended December 31, 2010 and BNY Mellon’s other filings with the Securities and Exchange Commission.